Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

NEWS RELEASE

Company Contacts:
Dawn Benchelt, Investor Relations Director	Joel Cunningham, Media Relations
(630) 218-7364	(630) 586-4897
benchelt@inlandrealestate.com	joel.cunningham@inlandrealestate.com

Inland Real Estate Corporation Announces Acquisition of
Valparaiso Walk Shopping Center

OAK BROOK, IL (January 3, 2013) - Inland Real Estate Corporation (NYSE: IRC), an owner and operator of shopping centers located primarily in the Midwestern United States, today announced that it has acquired for its consolidated portfolio Valparaiso Walk, a 137,509-square-foot power center in northwestern Indiana for approximately $21.9 million. The center is 100 percent leased, and anchored by Bed Bath & Beyond, Marshalls, Best Buy, and Michaels, and shadow-anchored by Aldi and Menards.

“Valparaiso Walk is located in a robust trade area and is fully leased to best-in-class retailers, two attributes that support strong regional drawing power,” said Scott Carr, executive vice president and chief investment officer of Inland Real Estate Corporation. “In addition, we reinvested proceeds from recent dispositions to acquire this Class A property located in the greater Chicago metro area in a lender-driven sale.”

Valparaiso Walk is located at the intersection of Silhavy Road and LaPorte Avenue in Valparaiso, Indiana, which is within the Chicago Metropolitan Statistical Area (MSA). The property is situated within a major trade area, servicing over 100,000 people. In addition, Valparaiso University's student population enhances the area's consumer purchasing power.

Additional tenants at the Valparaiso Walk shopping center include Dress Barn, Famous Footwear, Lane Bryant, Noodles & Company and T.G.I. Friday's.

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About Inland Real Estate Corporation
Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust (REIT) that owns and operates open-air neighborhood, community, power and lifestyle retail centers and single-tenant properties located primarily in the Midwestern United States. As of September 30, 2012, the Company owned interests in 150 investment properties, including 42 owned through its unconsolidated joint ventures, with aggregate leasable space of approximately 15 million square feet. Additional information on Inland Real Estate Corporation is available at www.inlandrealestate.com.